December 22, 1998


Mr. James A. Earnshaw
6407 Oxbow Bend
Chanhassen, MN.  55317

Dear Jim:

On behalf of the Board of Directors, I am extremely pleased to extend to you the following offer to become the President and Chief Executive Officer of Graco Inc., as follows:

o Base salary: $30,000 per month. Compensation is reviewed annually by the Management Organization and Compensation Committee.

o Annual Bonus: Participation in the Annual Bonus Program, with a maximum payment for 1999 of 80% of base salary paid during the year.

o Stock Options: Under our Long Term Stock Incentive Plan, an initial grant of 50,000 shares, effective the first day of your employment, and a regular annual grant in 1999 of 40,000 shares, effective on the date those grants are made. Future grants are determined annually by the Management Organization and Compensation Committee. These are 10 year non-ISO options at the market price on the date of grant, with 25% vesting on the 2nd, 3rd, 4th and 5th anniversaries. As we discussed, these initial two grants will also provide for immediate vesting if you are involuntarily terminated for other than gross and willful misconduct during the first two years of employment, and be exercisable for 6 months after such termination.

o    Severance   Pay:  In  the  event  that  your   employment   is   terminated
     involuntarily during the first two years after your first date of employment for other than gross and willful misconduct, you will be paid an amount equal to two years of your then base salary. After said two years your severance pay will be in accordance with Graco's regular practice of one year of base salary. For purposes of this letter, gross and willful misconduct includes, but is not limited to, wrongful appropriation of Company funds, serious violation of Company policy or the commission of a felony.

o Key Employee Agreement: You will be extended a Key Employee Agreement, effective your first day of employment, which essentially provides for two years of base salary, expected bonus and benefits if you are terminated within two years after a change of control of the Company. Also, all stock options automatically fully vest upon a change of control.

o    Benefits: Participation in Graco's comprehensive employee benefit plans.

o Club dues: Payment of your regular dues at the Minneapolis Club and the Lafayette Club.

As we discussed, we anticipate that you will start on March 1, 1999. You will immediately be elected to the Board of Directors. Until April 30, I will continue to run the day to day operations while you learn about the business. On May 1 you will be in charge.

To accept this offer, please sign the enclosed copy of this letter and return it to me. There are also some routine tests and checks that must be performed, and forms to complete, that are explained in the letter from Michael Galdonik you have received. He has also provided you with a description of our benefits package.

Jim, we are delighted at the prospect of you joining Graco. I know that with your experience and track record, you are the right person to lead the company to even greater success in the years to come.


Yours very truly,


/s/George Aristides
George Aristides
Chief Executive Officer



Agreed and Accepted:

/s/James A. Earnshaw
James A. Earnshaw